UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 30, 2009

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

PO Box 1541, 1 Blue Hill Plaza, Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 30, 2009, Hudson Technologies, Inc. (the "Registrant") entered into a First Amendment to Note (the "Amendment") pursuant to which the Registrant has extended the maturity date of its 10% Secured Subordinated Promissory Note, dated March 26, 2009, issued to Richard Parrillo in the amount of $1,000,000 (the "Note"). Pursuant to the Amendment, the maturity date of the Note, which bears interest at the rate of 10% per annum, has been extended to, and the Note will now become payable on, June 30, 2010. Under the Amendment, all other terms of the Note remain in full force and effect. The Note continues to be secured by a subordinated lien and security interest against essentially all of the Registrant's assets, as evidenced by the General Security Agreement previously entered into between the Registrant and Mr. Parrillo.

On September 30, 2009, the Registrant made final payment of all amounts due, inclusive of all principal and interest, under the Registrant's 10% Secured Subordinated Promissory Note issued to Catherine F. Zugibe, dated March 26, 2009 (the "Second Note") in accordance with the terms of the Second Note and upon payment of the Second Note the related General Security Agreement previously entered into between the Registrant and Ms. Zugibe expired by its terms.

Item 8.01. Other Events

As of October 1, 2009, the Registrant has discontinued, and is no longer pursuing further sales under, the Registrant's registered direct public offering for the sale of up to 3,870,000 shares of the Registrant's common stock at an offering price of $1.15 per share which was made pursuant to the Registrant's prospectus supplement and base prospectus related to its Registration Statement on Form S-3 that was declared effective by the Securities and Exchange Commission on September 5, 2008. All sales made under the Offering were previously reported by the Registrant on the Registrant's Form 8-K filed August 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.
Date: October 6, 2009	By:	/S/ Stephen P. Mandracchia
Name: Stephen P. Mandracchia
Title: Vice President Legal & Regulatory, Secretary